SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D. C.  20549


                                 FORM 8-K


                              CURRENT REPORT
                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934




              Date of Earliest Event Reported:  May 31, 1995


                        Jefferson-Pilot Corporation
          (Exact name of registrant as specified in its charter)



           North Carolina             1-5955            56-0896180
    (State or other jurisdiction    (Commission      (I.R.S. Employer
         of incorporation)          File Number)    Identification No.)




 100 North Greene Street, Greensboro, North Carolina     27401
       (Address of principal executive offices)        (Zip Code)




                         (910) 691-3375
       (Registrant's telephone number, including area code)

Item 5.  Other Events

Brief Description of Transaction

On May 31, 1995, the Registrant's principal subsidiary, Jefferson-Pilot Life Insurance Company ("JP Life"), completed an assumption reinsurance transaction under which it assumed most of the life insurance and annuity liabilities of Kentucky Central Life Insurance Company ("KCL"), pursuant to a Life and Health Agreement In Connection With The Rehabilitation of Kentucky Central Life Insurance Company (the "Agreement").

KCL is a publicly held insurance company chartered in Kentucky, which became insolvent due to higher risk investments, principally in mortgages, coupled with high policy crediting rates. The Kentucky Insurance Commissioner intervened in February 1993 and froze KCL's assets until a rehabilitation plan could be formulated. JP Life was selected in February 1994 to take over most of the life and annuity policy liabilities. Lower court approval of the plan of rehabilitation was given in August 1994. This decision was appealed, and in May 1995 the Kentucky Supreme Court upheld the lower court's ruling. KCL's present or former fire and casualty insurance operations, broadcasting business, health and credit life insurance operations, and certain other assets are not part of the transaction with JP Life.

In this assumption reinsurance transaction, JP Life assumed most of the life insurance (except credit life) and annuity liabilities of KCL, other than those being paid off to policyholders who opted out of the plan and elected to cancel their policies. The policyholders who did not opt out elected to accept reformulated contracts with JP Life, as discussed below. As part of the reinsurance, JP Life also succeeded to selected investment assets and cash of KCL, and received additional cash and notes from (or backed by) various state insurance guaranty associations ("GA's") through the National Organization of Life and Health Guaranty Associations ("NOLHGA"). Excluded investment assets include all real estate assets and mortgage loans as well as certain equity securities. Certain liabilities and assets remain subject to further "opt out" procedures, as discussed below. To administer and account for the closed block of policies being reinsured, JP Life has leased space in the KCL office building in Lexington, Kentucky, has hired about 130 KCL administrative employees and will hire another 20 people locally.

No new KCL policies will be written in the future. Substantially all policies reinsured are over two years old and thus are past the stipulated contestibility period.

Future revenues for JP Life arising out of this reinsurance will be produced via both policy premiums and investments.

Reformulation of Policies

Under the plan of rehabilitation those policyholders who did not opt out agreed to modify the terms and conditions of their policies in two key areas. First, as to policy value buildup, on over 90% of policies (all but traditional life policies), policyholders agreed to the addition of stipulated amounts per year of charges to their policy values during the moratorium period (five years through May 31, 2000), and a lowering of the guaranteed minimum interest rate from 4% to 3%. Also, for universal life policies (which constitute over 75% of total liabilities reinsured), the actual annual cost of insurance charges were increased by 15% (but not above the limit guaranteed in each policy) and JP Life agreed not to increase them further unless mortality experience deteriorates. Furthermore, a stipulated interest rate of 6.35% will be credited on the May 31, 1995 account values under essentially all reinsured policies during the five year moratorium period. Where a policy loan exists, the crediting rate will be somewhat lower in order to assure a two percentage (200 basis) point spread over the loan interest rate during the moratorium period. Second, as to withdrawals and cancellations, surrender charges were increased and policy loans were narrowly limited during the moratorium (the charges reduce and the limits increase over the period). Thus, premium erosion may be less than is typical for such policies, although guarantees by participating state guaranty associations beginning in February 1996 may offset some or all of the charges on specific policies and thereby reduce the disincentive to cash in policies.

For the initial year, JP Life expects that cash received from policyholders under the policies assumed will exceed $100 million.

Investments

JP Life will manage the investment assets assumed from KCL and will redeploy the substantial cash received from KCL and from participating state guaranty associations through its existing investment department in Greensboro. These assets will be managed within the framework of the Registrant's existing asset/liability management (ALM) process which focuses primarily on the management of interest rate risk and is more fully discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Registrant's most recent annual report. Management intends that the option-adjusted durations for all the interest-sensitive portfolios such as universal life and annuities (which comprise most of the reinsured KCL liabilities) remain appropriately matched.

A separate investment policy/strategy statement has been developed for the assets supporting the reinsured KCL policies. The strategy reflects the stipulated interest rate and the above normal persistency that is anticipated during the moratorium period.

It is anticipated that, at least initially, all of the assets supporting the policies assumed will be classified as "available for sale."

Impact on the Registrant

Financial condition -- The data set forth below reflects approximations of the assets and liabilities taken over at the closing on May 31. As to certain securities the parties are still resolving valuations using agreed upon procedures, and the values shown are therefore only approximations. Approximately 10% of the asset, liability and intangible values shown in the table relate to certain policies which remain subject to further opt out procedures that are expected to be resolved by August 31, 1995. Management believes that a significant number of these policyholders will decline to opt out and will accept the reformulated contracts being offered. To the extent that policyholders opt out, assets representing their reduced account values will be returned by JP Life and the liability and intangible values shown in the table will be reduced accordingly.

                    KCL/JP LIFE REINSURANCE TRANSACTION

GAAP Basis Listing of Unaudited Assets and Liabilities Assumed,
Which Will Change Due to Further Policyholder Opt Out Elections

                              (Approximations, in millions)

                                               May 31
                                              Assumed

     Assets

     Cash and equivalents                     $  126
     Fixed income securities                     624*
     Policy loans                                 44
     NOLHGA Notes                                 11
     KCL receivable, backed
       by GA's                                    40
     KCL receivable, not
       backed by GA's                              4
     Equity securities                             5*

                                              $  854

     Deferred Policy Acquisition
       Costs                                     256*

                                              $1,110

*All securities are "available for sale", stated at fair value.
Exact value is unresolved; assets are expected to be slightly higher, and DPAC slightly lower.

     Liabilities**

     Traditional life                         $   60
     Universal life                              850
     Annuities
       - deferred                                 40
       - immediate                                90
       - Kentucky deferred plan                   70

                                              $1,110

**Subject to further actuarial valuation. Also, include liabilities related to certain policies not yet assumed pending resolution of further opt out procedures. The potential reduction in liabilities is approximately 10% if all further policyholder elections are to opt out.

The fair value on the May 31 closing date has become JP Life's cost basis for all securities assumed. The fixed income securities constitute an A quality portfolio, broken down as follows: government and agency obligations, 15%; public corporate obligations, 73%; and privately placed obligations, 12%. The only fixed income securities characterized as "higher risk" assets are bonds below investment grade, which approximate 4% of fixed income securities.

Capital resources -- JP Life will record intangible assets (Deferred Policy Acquisition Costs) for assumption of the reinsurance block on a GAAP basis, representing the amount of liabilities assumed in excess of the value of assets received.
The amount of this intangible ultimately should be in the range of $210-250 million, depending on the outcome of the further opt out procedures. This excess will be amortized over the expected lives of the policies assumed in accordance with FAS 97 and FAS 60.

The Registrant's total consolidated assets of $6,395 million at March 31, 1995 increased by approximately $1,110 million through this transaction, assuming only nominal further opt outs. Shareholders' equity is unaffected, and thus (with this assumption) the pro forma ratio of shareholders' equity to assets decreased to approximately 24.5% from 28.8% at March 31, 1995.

On the statutory books maintained for regulatory purposes by JP Life, what otherwise (under GAAP) would be characterized as deferred policy acquisition costs are not recognized as assets, and thus there will be a corresponding charge to regulatory capital and surplus. JP Life also is allocating additional capital and surplus to this block of policies, and the ongoing investment income from the related assets adds to the return assigned to this transaction. The sum of this charge to, and allocation of, capital and surplus aggregates approximately $100 million and exceeds the amount required for minimum risk based capital ratio purposes. This sum will decline to the extent there are further opt outs.

Liquidity -- JP Life expects to realize positive operating cash flows from this block of policies including investment income on the assets supporting them.

Results of operations -- The transaction is expected to meet the Registrant's target of at least a 1% after-tax annual return on incremental invested assets. Incremental invested assets initially approximate $850 million but presumably will decline in the further opt out process and also will decline over time due to mortality and policy lapses.

Method of Reporting

This transaction is not being reported under Item 2, and historical and pro forma financial statements are not being provided, because the net book value of assets acquired and the consideration therefor (the GAAP intangible) does not exceed 10% of the Registrant's total consolidated assets, the transaction does not involve the acquisition of a "business," and there is not sufficient continuity of the prior operations such that disclosure of prior financial information is material to an understanding of future operations. Furthermore, substantially all of the financial data reported herein as of May 31 will change, in effect retroactive to that date, reflecting the results of the further opt out process for certain policyholders. JP Life has no future rights to put any assets back to KCL except to satisfy any such policyholder opt out decisions.

Further Reporting

The Registrant will file an amendment to this Form 8-K within 60 days if necessary to report any further information relating to this transaction that may be required by the SEC.

Item 7.  Exhibits

1. Life and Health Agreement In Connection With The Rehabilitation of Kentucky Central Life Insurance Company, which is incorporated by reference to Exhibit 2 to the Registrant's Form 10-Q for the quarter ended September 30, 1994.

                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       JEFFERSON-PILOT CORPORATION



                                       By: Robert A. Reed


                                       (name)   Robert A. Reed


                                       (title)  Vice President


Dated:  June 15, 1995